Cadence Resources to Receive $20.6 Million in Cash Proceeds
From the Exercise of Certain Options and Warrants

February 6, 2006

Management team, key institutional investors and other shareholders exercise to accelerate drilling program.

TRAVERSE CITY, MI, -- Cadence Resources Corporation (CDNR), an oil and gas exploration and development company, today announced the exercise of options by members of their management team and certain shareholders as well as the exercise of warrants held by key institutional investors and other investors. Proceeds from these exercises are in excess of $20.6 million, including almost $750,000 from the management team. The Company intends to use the cash proceeds to accelerate its 2006 drilling program and continue its aggressive leasehold acquisition activity.

William Deneau, President and Chief Executive Officer commented, "These exercises of warrants and options reflect enthusiasm for the Company's direction and the shareholders' confidence in management to work the business plan in a way that will accelerate growth. We believe that 2006 will be a dynamic year in the Cadence/Aurora story."

About Cadence Resources

Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.
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Forward-Looking Statements

Statements that are not historical facts such as anticipated drilling activity and leasehold acquisitions, value and growth, and the future performance of management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:
      Cadence Resources Corporation
      William W. Deneau, President and CEO
      Lori M. King, Chief Financial Officer
      www.auroraogc.com